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                               STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT is dated as of June 14, 1999, between Cadence Design Systems, Inc., a Delaware corporation ("Parent"), CDSI Acquisition Corporation ("Purchaser") and OrCAD, Inc., a Delaware corporation (the "Company"). Terms which are capitalized herein, and which are defined in the Merger Agreement, shall have the meanings therein set forth.

                                      RECITALS

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein,
(i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), at a price of $13.00 per share, net to the seller in cash, and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger").

     As a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Company agree, and the Company has agreed, to enter into this Stock Option Agreement, pursuant to which Parent or Purchaser, as Parent may designate, shall have the option to purchase shares of the Common Stock, upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, the parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Stock Option Agreement, the Company hereby grants to Parent or Purchaser, as Parent may designate, an irrevocable option (the "Option") to purchase:

          (a) pursuant to the "Basic Option" referred to herein, 1,863,331 shares of Common Stock (the "Basic Option Shares"), in the manner set forth below, at an exercise price of $13.00 per share of Common Stock, subject to adjustment as provided below (the "Option Price"); and

          (b) pursuant to the "Top-Up Option" referred to herein, such number of shares of Common Stock ("the "Top-Up Option Shares"), as shall equal the lesser of (i) the number of shares which, when added to the shares then owned by Parent or Purchaser, shall equal 90% of the shares of Common Stock then outstanding, plus one; and (ii) the number of authorized and unissued shares of Common Stock. The Top-Up Option shall be exercisable only upon the condition

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     set forth in Section 10(d) following the purchase by Parent or Purchaser of Shares in the Offer.

     2.   EXERCISE OF BASIC OPTION.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Parent or Purchaser, as Parent may designate, may exercise the Basic Option, in whole or in part, at any time or from time to time if the Merger Agreement becomes terminable under circumstances that would entitle Parent to receive the Termination Fee pursuant to Section 7.3(a) thereof.

          (b) In the event Parent or Purchaser wishes to exercise the Basic Option, it shall deliver written notice (the "Exercise Notice") to the Company specifying its intention to exercise the Basic Option, the total number of Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not less than one (1) nor more than thirty
     (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act.

          (c) If prior to the Expiration Date (as defined in Section 12 below) there shall occur a Third Party Acquisition, or the Company shall have entered into a definitive agreement with any Third Party for a Third Party Acquisition, then Parent, in lieu of exercising the Basic Option, shall have the right at any time thereafter (for so long as the Basic Option is exercisable under Section 2(a) hereof) to request in writing that the Company pay, and promptly (but in any event not more than five (5) business days) after the giving by Parent of such request, the Company shall pay to Parent, in cancellation of the Basic Option, an amount in cash (the "Cancellation Amount") equal to (i) the excess over the Option Price of the greater of (A) the average of the last sales prices of a share of Common Stock on the Nasdaq National Market System (as reported by the Wall Street Journal) on the five trading days prior to the date of the Exercise Notice, and (B) (1) the highest price per share of Common Stock offered to be paid or paid by any such Third Party pursuant to or in connection with such Third Party Acquisition or (2) if such Third Party Acquisition consists of a purchase and sale of assets, the aggregate net consideration offered to be paid or paid in any such transaction or proposed transaction, after payment of applicable corporate taxes, divided by the number of shares of Common Stock then outstanding, multiplied by (ii) the number of Basic Option Shares then covered by the Basic Option. If all or a portion of the price per share of Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of the Company, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as

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     determined by the investment bankers of the Company and the investment bankers of Parent.

          (d) Notwithstanding anything to the contrary contained herein, the economic benefit, if any, which Parent may derive hereunder shall be limited as follows: (1) in no event shall Parent's Total Payment (as defined below) exceed seven million eight hundred thousand dollars ($7,800,000) and Parent shall pay any excess over such amount to the Company, and (2) the Basic Option may not be exercised for a number of Basic Option Shares as would, as of the date of exercise, result in a Notional Total Payment (as defined below), together with the actual Total Payment immediately preceding such exercise, exceeding seven million eight hundred thousand dollars ($7,800,000). As used herein, (1) "Total Payment" shall mean the sum (before taxes) of the following: (i) any Cancellation Amount received by Parent pursuant to Section 2(c) hereof, (ii) (x) the net cash amounts received by Parent pursuant to the sale, within twelve (12) months following exercise of the Basic Option, of Basic Option Shares (or any other securities into which such Basic Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate Basic Option Price for such shares, (iii) any amounts received by Parent upon transfer of the Option (or any portion thereof) to any unaffiliated party, and (iv) the amount actually received by Parent pursuant to Section 7.3(a) of the Merger Agreement; and (2) "Notional Total Payment" with respect to any number of Option Shares as to which Parent may propose to exercise the Option shall be the Total Payment determined as of the date of such proposed exercise assuming that the Basic Option were exercised on such date for such number of shares and assuming further that such shares, together with all other Basic Option Shares held by Parent as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 2, references to Parent shall be deemed to include references to Purchaser or any other affiliate of Parent.

     3.   EXERCISE OF TOP-UP OPTION.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Section 10 of this Stock Option Agreement, during the period of 30 days following the purchase by Purchaser or Parent of Shares pursuant to the Offer, Parent or Purchaser, as Parent may designate, may exercise the Top-Up Option.

          (b) In the event Parent or Purchaser wishes to exercise the Top-Up Option, it shall deliver written Notice to the Company, containing the information and in the manner provided in Section 4 (b).

     4. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under Section 2 or 3 of this Stock Option Agreement shall be held at the principal executive offices of the Parent, or at such other place as the Company and Parent may

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agree.  At any Closing hereunder, (a) Parent or Purchaser will make payment to the Company of the aggregate price for the Basic Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to the Company's instructions payable to the Company in an amount equal to the product obtained by multiplying the Option Price by the number of Basic Option Shares to be purchased, (b) Parent or Purchaser will make payment to the Company of the aggregate price for the Top-Up Option Shares being so purchased by delivery of Parent's promissory note, payable in thirty days, with interest at a rate equal to 6% per annum, and otherwise in form and substance reasonably satisfactory to the Company, and (c) upon receipt of such payment the Company will deliver to Parent or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Basic Option or Top-Up Option Shares so purchased, in the denominations and registered in such names designated to the Company in writing by Parent.

     5.   REGISTRATION AND LISTING OF BASIC OPTION SHARES.

          (a) The Company will, if requested by Parent at any time or from time to time within two (2) years following the exercise of the Basic Option (the "Registration Period"), in order to permit the sale or other disposition of the Basic Option Shares that have been acquired by or are issuable to Parent or Purchaser upon exercise of the Option ("Registrable Securities"), register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other disposition, of the Registrable Securities. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Basic Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Parent shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). The rights of Parent and Purchaser hereunder shall terminate at such time as Parent shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Company will use all reasonable efforts to qualify any Registrable Securities Parent desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that the Company shall not be required to qualify to do business, or consent to general service of process, in any jurisdiction by reason of this provision. Without Parent's prior written consent, no other securities may be included in any such registration. The Company will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of ninety (90) days from the day such registration statement first becomes effective. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exeeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the

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     Company, or the Company is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. In addition, the Company may satisfy its obligations with respect to a request hereunder by affording Parent the opportunity to include the Basic Option Shares subject to such request in a registration statement referred to in section 5(b) below, provided that: (i) all such Basic Option Shares are registered thereby; (ii) such registration statement is filed within sixty (60) days following Parent's request; and (iii) Parent's right to subsequently request registration of Basic Option Shares hereunder shall not be reduced as the result of any such registration. Parent shall be entitled to make up to two (2) requests under this Section 5(a). For purposes of determining whether the two (2) requests have been made under this
     Section 5(a), only requests relating to a registration statement that has become effective under the Act will be counted.

          (b) If, during the Registration Period, the Company shall propose to register under the Act the offering, sale and delivery of the Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it will, in addition to the Company's other obligations under this Section 5, allow Parent or Purchaser, as the case may be, the right to participate in such registration provided that Parent or Purchaser participates in such underwriting; provided, however, that, (i) if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of the Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Common Stock to be sold by the Company, include the shares of Common Stock requested to be included therein by Parent or Purchaser pro rata (based on the number of shares of Common Stock requested to be included therein) with the shares of Common Stock requested to be included therein by persons other than the Company and persons to whom the Company owes a contractual obligation (other than any director, officer or employee of the Company to the extent any such person is not currently owed such contractual obligation); and
     (ii) if the managing underwriter requires that persons participating in such underwriting accept "standstill" limitations, prohibiting sales of Common Stock by such persons for up to 180 days, Parent or Purchaser, as the case may be, shall be required to agree to such limitations on the same basis as others participating in such underwriting.

          (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 5 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by the Company, except for underwriting discounts or commissions or brokers' fees in respect of shares of the Common Stock to be sold by Parent or Purchaser and the fees and disbursements of counsel to Parent or


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     Purchaser; provided, however, that the Company will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Parent or Purchaser unless Parent or Purchaser agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Parent or Purchaser has learned of a material adverse change in the results of operations, condition, business or prospects of the Company not known to Parent or Purchaser at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by the Company to Parent or Purchaser of such material adverse change, then Parent or Purchaser shall not be required to pay any of such expenses and will retain all remaining rights to request registration. Parent or Purchaser will provide all information reasonably requested by the Company for inclusion in any registration statement to filed hereunder.

          (d) The registration rights granted under this Section 5 are subject to and are limited by any registration rights previously granted by the Company, and Parent or Purchaser acknowledges that the registration rights granted under this Section 5 shall be subject to any such limitations.

          (e) In connection with each registration under this Section 5, the Company shall indemnify and hold each holder of Basic Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to the Company expressly for use in such registration statement.

          (f)  In connection with any registration statement pursuant to this
     Section 5, each Holder agrees to furnish the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and shall provide representations and warranties customary for selling shareholders who are unaffiliated with the Company. In addition, Parent or Purchaser and each Holder shall indemnify and hold the Company, its underwriters and each of their

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     respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to the Company expressly for use in such registration statement; PROVIDED, HOWEVER, that in no event shall any indemnification amount contributed by a Holder hereunder exceed the proceeds of the offering received by such Holder.

          (g) Upon the issuance of Basic Option Shares hereunder, the Company will promptly list such Basic Option Shares with the Nasdaq National Market System or on such national or other exchange on which the shares of Common Stock are at the time listed.

     6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Purchaser as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorized this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly approved the issuance and sale of the Basic Option Shares and Top-Up Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by the Company and, assuming this Stock Option Agreement has been duly and validly authorized, executed and delivered by Parent and Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) The Company has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this


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     Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Stock
     Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Parent, Purchaser, its affiliates or by applicable law).

          (d) The execution, delivery and performance of this Stock Option Agreement by the Company and the consummation by it of the transactions contemplated hereby except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to
     Section 5 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which the Company or any property of the Company or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     7. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Parent and Purchaser hereby represents and warrants to the Company that:

          (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Stock Option Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of Parent and Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and

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     limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Each of Parent and Purchaser is acquiring the Option and will acquire the Basic Option Shares and the Top-Up Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     8. COVENANTS OF PARENT AND PURCHASER. Parent and Purchaser each agrees not to transfer or otherwise dispose of the Option or the Basic Option or Top-Up Option Shares, or any interest therein, except that Parent or Purchaser may transfer or dispose of the Basic Option or Top-Up Option Shares so long as such transaction is in compliance with the Act and any applicable state securities law. Parent and Purchaser further agrees to the placement of the following legend on the certificates) representing the Basic Option or Top-Up Option Shares (in addition to any legend required under applicable state securities laws):

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     9. HSR COMPLIANCE EFFORTS. Parent and the Company shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Parent and the Company promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     10. CERTAIN CONDITIONS. The obligation of the Company to issue Basic Option Shares and Top-Up Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) Any waiting periods applicable to the Purchaser of the Basic Option or Top-Up Option Shares by Parent or the Purchaser pursuant to this Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;

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          (b)  The representations and warranties of Parent and Purchaser made in Section 7 of this Stock Option Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

          (c) No statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect which prohibits the exercise of the Option by Parent or Purchaser or issuance of shares of Common Stock pursuant to this Stock Option Agreement.

          (d) In the case of the Top-Up Option Shares only, (i) Parent or Purchaser shall have purchased Shares pursuant to the Offer, (ii) the number of shares of Common Stock then owned by Parent or Purchaser, when added to the Top-Up Option Shares, shall equal 90% of the shares of Common Stock then outstanding, plus one, and (iii) Parent or Purchaser shall have taken all such action as shall be required so that the Merger will be completed immediately following exercise of the Top-Up Option and issuance of the Top-Up Option Shares hereunder.

     11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of the Company, Parent or Purchaser shall receive, upon exercise of the Basic Option, the stock or other securities, cash or property to which it would have been entitled if it had exercised the Basic Option and had been a holder of record of shares of Common Stock on the record date fixed for determination of holders of shares of Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Basic Option Shares.

     12. EXPIRATION. The Option shall expire at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) 5:00 p.m., California time, on the day that is the twelve (12) month anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

     13.  GENERAL PROVISIONS.

          (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

          (b) FURTHER ASSURANCES. If Parent or Purchaser exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement,

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     the Company and Parent or Purchaser, as the case may be, will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

          (c) SEVERABILITY. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) ASSIGNMENT; TRANSFER OF STOCK OPTION. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the Company, Parent and Purchaser, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided, further, that Parent shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Parent so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

          (e) SPECIFIC PERFORMANCE. The parties agree and acknowledge that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

          (f) AMENDMENTS. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and Purchaser.

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


          (g) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

     if to Parent or Purchaser:    Cadence Design Systems, Inc.
                                   2655 Seely Road, Bldg. 5
                                   San Jose, CA 95134
                                   Telecopier: 408-944-6855
                                   Attention:  General Counsel

     with a copy to:               Gibson, Dunn & Crutcher LLP
                                   333 South Grand Avenue
                                   Los Angeles, CA 90071
                                   Telecopier: 213-229-6159
                                   Attention: Andrew E. Bogen

     if to the Company to:         OrCAD, Inc.
                                   9300 SW Nimbus Avenue
                                   Beaverton, OR 97008
                                   Telecopier: 503-671-9502
                                   Attention: President

     with a copy to:               Ater & Wynne LLP
                                   222 S.W. Columbia Street, Suite 1800
                                   Portland, OR 97201
                                   Telecopier: 503-226-0079
                                   Attention: William C. Campbell

          (h) HEADINGS. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

          (i) COUNTERPARTS. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (j) GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          (k) ENTIRE AGREEMENT. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein,

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

     constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

          (m) EXPENSES. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              CADENCE DESIGN SYSTEMS, INC.

                              By: /s/ H. Raymond Bingham
                                 -----------------------------------------
                              Name:  H. Raymond Bingham
                                   ---------------------------------------
                              Title: President & CEO
                                    --------------------------------------


                              CDSI ACQUISITION CORPORATION

                              By: /s/ H. Raymond Bingham
                                 -----------------------------------------
                              Name:  H. Raymond Bingham
                                   ---------------------------------------
                              Title: President & CEO
                                    --------------------------------------


                              OrCAD, INC.

                              By: /s/ Michael F. Bosworth
                                 -----------------------------------------
                              Name:  Michael F. Bosworth
                                   ---------------------------------------
                              Title: President & CEO
                                    --------------------------------------


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